Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of CenterState Bank Corporation (formerly known as CenterState Banks, Inc.) on Form S-8 of our report dated March 2, 2017 with respect to the consolidated financial statements and the effectiveness of internal control over financial reporting appearing in the Annual Report on Form 10-K of CenterState Bank Corporation (formerly known as CenterState Banks, Inc.) for the year ended December 31, 2016.

/s/ Crowe Horwath LLP

Franklin, Tennessee

January 2, 2018